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                                HALE AND DORR LLP
                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                         617-526-6000   FAX 617-526-5000



                                                                     Exhibit 8.1
                                                                     -----------


                                  May 26, 1999



Ascent Pediatrics, Inc.
187 Ballardvale Street, Suite B125
Wilmington, MA  01887

     Re:  Merger Pursuant to Agreement and Plan of Merger By and
          Between Ascent Pediatrics, Inc. and Bird Merger Corporation
          -----------------------------------------------------------

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of February 16, 1999 (the "Merger Agreement"), by and between Ascent Pediatrics, Inc., a Delaware corporation ("Ascent"), and Bird Merger Corporation, a Delaware corporation ("Transitory Subsidiary"). Pursuant to the Merger Agreement, Transitory Subsidiary will merge with and into Ascent (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel to Ascent in the Merger, and for purposes of rendering this opinion, we have examined and relied upon (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Master Agreement by and among Ascent, Alpharma, Inc. and Alpharma USPD Inc. ("Alpharma") dated as of February 16, 1999; (iv) the Depositary Agreement dated as of February 16, 1999 among Alpharma, Ascent and State Street Bank and Trust Company; (v) the Loan Agreement by and among Ascent, Alpharma, Inc. and Alpharma dated as of February 16, 1999 evidencing a loan from Alpharma of an aggregate amount up to $40 million; (vi) the Guaranty Agreement dated as of February 16, 1999 by and between Ascent and Alpharma, Inc.; (vii) all exhibits to each such agreement (collectively, items
(i) through (vii) being hereinafter referred to as the "Transaction Documents"); and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original




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Ascent Pediatrics, Inc.
May 26, 1999
Page 2


documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     We have assumed that all parties to the Transaction Documents and to any other documents examined by us have acted, and will act, in accordance with the terms of such documents and that the Merger and other transactions contemplated by the Transaction Documents will be consummated pursuant to the terms and conditions set forth in the Transaction Documents without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Transaction Documents are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof. Our opinion further assumes that there are no material agreements or understanding (whether written or oral) relating to the transactions contemplated by the Transaction Documents other than the Transaction Documents.

     The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the transactions contemplated by the Transaction Documents under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

     Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     This opinion letter addresses only the specific United States federal income tax matters set forth in the section of the Registration Statement entitled "Proposal 1 -- The Merger; Federal Income Tax Consequences of the Merger" subject to the qualifications set forth in such section, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences


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Ascent Pediatrics, Inc.
May 26, 1999
Page 3


that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Ascent that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Ascent stock.

     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above and in the Registration Statement, we hereby confirm the opinions attributed to us in the section of the Registration Statement entitled "Proposal 1 -- The Merger; Federal Income Tax Consequences of the Merger," subject to all of the qualifications, limitations and assumptions relating to such opinions set forth therein. In addition, we are of the opinion that the section of the Registration Statement entitled "Proposal 1 -- The Merger; Federal Income Tax Consequences of the Merger" includes a general summary of all material federal income tax consequences relevant to the transactions described in the Registration Statement.

     This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                  Very truly yours,

                                                  /s/ Hale and Dorr LLP
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                                                  HALE AND DORR LLP